Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	October 23, 2014
Contacts:	Kevin McPhaill, President/Chief Operating Officer

Ken Taylor, EVP/Chief Financial Officer

Matthew Hessler, SVP/Director of Marketing

Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP CEO ANNOUNCES RETIREMENT AND SUCCESSION PLANS

Porterville, CA – October 23, 2014 – Sierra Bancorp, the holding company for Bank of the Sierra, today announced that James C. Holly plans to retire as Chief Executive Officer of Sierra Bancorp and the Bank on March 31, 2015. Holly was instrumental in starting the Porterville, California based bank in 1977, and maintained his role as bank President and CEO for more than 36 years. Holly has seen Bank of the Sierra flourish from a small, single office bank to a 25 branch multi-community bank. Through multiple recessions, and a corporate building fire in the early 90’s, Holly and his team have managed to generate a profit in every year since 1982. Sierra Bancorp is the largest publicly-traded financial institution headquartered in Tulare County and is traded on NASDAQ (BSRR). Although Holly will retire as CEO, he will continue on as a director and will retain all current Board committee assignments. In addition, he will be appointed Vice Chairman of the Board for both Sierra Bancorp and the Bank, with oversight for merger and acquisition activities.

The Board of Directors has also finalized the Company’s management succession plan and is proud to announce that President and Chief Operating Officer Kevin McPhaill has been designated as Holly’s successor, to be appointed by the Board as President and Chief Executive Officer for Sierra Bancorp and Bank of the Sierra upon Holly’s retirement. Locally born and raised, McPhaill grew up in Tulare County and attended Fresno Pacific University for his undergraduate degree and earned his MBA at Fresno State University. McPhaill has been in banking for 24 years, including 13 years with Bank of the Sierra.

Bank of the Sierra (www.bankofthesierra.com) is in its 37th year of operations and at $1.5 billion in assets is the largest independent bank headquartered in the South San Joaquin Valley. The Company has over 400 employees and conducts business through 25 branch offices, an online branch, a real estate industries center, an agricultural credit center, and an SBA center. As announced on July 17, 2014, the Company has entered into a definitive agreement to acquire Santa Clara Valley Bank which has approximately $125 million in assets and maintains branches in Santa Paula, Santa Clarita, and Fillmore, California.

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